Exhibit 10.50

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

AMENDMENT NO. 1 TO COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 1 to Collaboration and License Agreement (this “Amendment”) dated June 24, 2013, is by and between Regulus Therapeutics Inc., a Delaware corporation with its principal address at 3545 John Hopkins Ct., Suite 210, San Diego, CA 92121 (“Regulus”), and Biogen Idec MA Inc., a Massachusetts corporation with its principal address at 133 Boston Post Road, Weston, MA 02493 (“BI”). Regulus and BI may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into that certain Collaboration and License Agreement dated as of August 15, 2012 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement); and

WHEREAS, the Parties desire to amend the Agreement to reflect certain agreed changes to the Research Plan and to memorialize their mutual understanding and commitment with respect to publicity.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.        Article 6 (Financial Provisions) of the Agreement is hereby amended by adding the following at the end of Section 6.3 (Milestones):

           “The Parties hereby agree that the original proposed payment for the milestone event described as […***…] was not earned in accordance with the original terms of the Agreement and the Research Plan, attached as Schedule A to the Agreement. The Parties have agreed to revise the terms of Phase 1 of the Research Plan and proceed with the Revised Phase 1 (as defined below in paragraph 3). As consideration for Regulus (a) completing, in the reasonable, independent opinion of BI, the Revised Phase 1 Activity and Revised Phase 1 Experiment described in paragraph 3 below, BI shall, upon completion of such activity and experiment and upon receipt of an invoice detailing the actual costs and expenses of such activity and experiment, remit to Regulus the total amount of such actual costs and expenses (such amount not to exceed […***…]), and (b) achieving, in the reasonable, independent opinion of BI, the criteria for success of such Revised Phase 1, BI shall pay Regulus the amount equal to (i) […***…] less (ii) the amount remitted to Regulus pursuant to sub-clause (a) above; for example, if the actual costs and expenses are […***…], BI shall pay

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Regulus an additional […***…] as consideration for achieving, in the reasonable opinion of BI, the criteria for success of such Revised Phase 1.

2.        Article 8 of the Agreement is hereby amended to include the following as a new Section 8.3:

           “8.3    Public Announcements.  Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 8.3, neither Party, nor any of such Party’s Affiliates, shall make any public announcements, press releases or other public disclosures concerning this Agreement (including this Amendment) or the terms or the subject matter hereof without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. Neither Party shall use the other Party’s name in a press release or other public disclosure or publication without first obtaining the prior written consent of the Party to be named and providing an advanced draft of such press release or other public disclosure or publication for review by the Party to be named and giving due consideration to all reasonable comments to such draft press release or publication provided by the Party to be named. Each Party (a) shall give the other Party a reasonable opportunity to review any and all contemplated filings with the SEC that reference the existence of and/or the terms of the Agreement or that reference the other Party in any manner, with sufficient time prior to submission of such filings for such other Party to provide comments on any such contemplated filing, and (b) shall give due consideration to any reasonable comments to such filing provided by the other Party.”

3.        The Research Plan, attached as Schedule A to the Agreement, is hereby amended to provide for the following revised Phase 1. Serum microRNA profiling of RRMS patient samples (“Revised Phase 1”) as follows:

a.	The Revised Phase 1 Activity shall be as follows: […***…]

b.	The Revised Phase 1 Experiment shall be as follows: […***…]

c.	The Revised Phase 1 Criteria for success shall be as follows: […***…] Success is defined by […***…]

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4.        Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

5.        The provisions of Article 11 of the Agreement shall also apply to the terms of this Amendment mutatis mutandis.

6.        This Amendment shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

7.        This Amendment may be executed in counterparts, including by facsimile or by electronic copies delivered by email, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	President and Chief Executive Officer

BIOGEN IDEC MA INC.

By:	/s/ Teresa Compton

Name:	Teresa Compton

Title:	Vice President

[Signature Page to Amendment No. 1 to Collaboration and License Agreement]